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                         Technology Solutions Company



Date:       January 29, 2001

To:         Jack Hayden

From:       Tim Dimond

Subject:    Continuing Services


The purpose of this memo is to document arrangements concerning my continuing services with the Company. These arrangements are a supplement to the agreement dated September 20, 2000.

1. I will provide accounting and financial review assistance, including review of the Form 10-K, Form 10-Q, Proxy and other filings. I will also review intra-quarter financial statements and advise you and Larry as to any accounting or audit issues identified. I will provide these or other similar services, as designated by you or Larry, up to four days per month. I will also be available for telephone or voicemail consultations at other times. I will coordinate each month with you and Larry to designate which days I will be in the office. In return for providing these services, the Company will continue to classify me as an active employee.

2. In addition, as mutually agreed, I may provide other services to TSC--either on billable client engagements or non-billable internal TSC projects. These services will be compensated to me on an hourly basis at a rate of $175 per hour.

3. At the time of termination (when I am no longer providing services under #1 or #2 above), I will return all TSC equipment to the Company and receive my accrued vacation payout. Regardless of termination date or continuing services provided, I will receive salary and health benefit continuation for the period February 2, 2001 through January 31, 2002.

If you have any questions or comments about these arrangements, please let me know. Otherwise, if this looks OK, please initial at the bottom of this page.



/s/ Jack Hayden
Chief Executive Officer
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                                   AGREEMENT


     Technology Solutions Company, a Delaware corporation doing business as TSC, and Timothy Dimond ("Dimond") enter into this agreement ("Agreement") as of September 20, 2000.

     WHEREAS, Dimond has been employed by TSC since 1994 in various positions and pursuant to several employment agreements.

     WHEREAS, on April 28, 1999 Dimond executed his current employment agreement ("Employment Agreement") in which TSC agreed to employ him as a Senior Vice President and Chief Financial Officer.

     WHEREAS, pursuant to his Employment Agreement, Section 3. Termination, if TSC terminates Dimond's employment it must continue his normal salary ($260 thousand), a target bonus ($104 thousand), and health insurance benefits for a period of twelve months following the effective date of termination. The parties understand that in order to receive the health insurance benefits Dimond is required to continue to pay the employee's share of the costs for the benefits.

     NOW THEREFORE, TSC and Dimond agree as follows:

     1. Dimond will relinquish his current duties on any date following the execution of this agreement as designated by TSC which shall not exceed the December 31, 2000 audit sign off (estimated to be around January 31, 2001). At the date Dimond relinquishes his current duties, Dimond will then commence new duties assisting, as designated by the Company, in various financial statement preparation and other financial functions. These new duties will last a term of three months. During these three months, Dimond will be an active employee and, aside from the change in duties, the provisions of the Employment Agreement will continue to apply. Upon the completion of the 3-month term described above, Dimond will depart TSC. Regardless of whether Dimond's departure date is prior to or subsequent December 31, 2000, Dimond will not forfeit any earned vacation days (that is, his earned vacation days will not be reduced by the 22 day carryover limitation provision).

     2. The departure shall be treated as an involuntary termination and, accordingly, Dimond shall receive the termination provisions provided for in the Employment Agreement as set forth above, with the following modification: In recognition of TSC agreeing to retain Dimond for 3 months in the role described above, the parties agree that Dimond's salary and benefits termination amounts shall be for a period of nine months, instead of twelve months (ie Dimond will receive $195 thousand in salary continuance, instead of $260 thousand; and health insurance benefits for nine months, instead of
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        twelve months). The target bonus severance amount shall remain $104 thousand.


Technology Solutions Company                   /s/ Timothy Dimond
                                                   --------------

By:/s/ Jack Hayden____________________________

Position: Chief Executive Officer
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